Exhibit 10.1

SEPARATION AGREEMENT

          AGREEMENT (“Agreement”), dated as of December 19, 2006 between CRM Holdings, Ltd., a Bermuda company (together with its subsidiaries from time to time and its successors and assigns, the “Company”), and Martin D. Rakoff (the “Executive”).

W I T N E S S E T H:

          WHEREAS Executive and the Company are currently parties to an Employment Agreement;

          WHEREAS Executive and the Company have agreed that Executive will resign from the Company as of the Resignation Date; and

          WHEREAS the parties wish to document the terms and conditions pertaining to the resignation;

          NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

          1.       Definitions.

          The capitalized terms used herein shall have the following meanings:

          “409A Excise Taxes” shall have the meaning ascribed to it in Section 3(a).

          “Additional Payment” shall have the meaning ascribed to it in Section 4(h).

          “Agreement” shall mean this Separation Agreement, together with the Exhibits.

          “Board of Directors” shall mean the board of directors or other governing body of Company, and from time to time the boards of directors, or other governing bodies, of the Company Subsidiaries.

          “Business Day” shall mean any day upon which trading on the Nasdaq Stock Market occurs.

          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          “Company Subsidiaries” shall mean all the Company’s subsidiary companies and affiliates, collectively, including but not limited to, Twin Bridges (Bermuda), Ltd., CRM USA Holdings Inc., Compensation Risk Managers, LLC, Compensation Risk Managers of California, LLC, EIMAR, LLC, Compensation Risk Claims Services, LLC, Embarcadero Insurance Holdings, Inc., Majestic Insurance Company, Great Western Insurance Services, Inc. and Redhorse Insurance Company.

          “Company” shall mean CRM Holdings, Ltd., together with its successors and assigns.

          “Competition” shall have the meaning ascribed to it in Section 6(d)(ii).

          “Competitor” shall have the meaning ascribed to it in Section 6(d)(iii).

          “Confidential Information” shall have the meaning ascribed to it in Section 6(a)(ii).

          “Covenant Term” shall have the meaning ascribed to it in Section 6.

          “Effective Date” shall have the meaning ascribed to it in Section 4(c).

          “Effectiveness Period” shall mean the period of six (6) months from the Effective Date and any additional period resulting from an extension pursuant to Section 4(f).

          “Employment Agreement” shall mean the employment agreement entered into between the Company and Executive dated November 3, 2005, as annexed hereto as Exhibit A.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          “Executive” shall mean Martin D. Rakoff.

          “Offering” shall have the meaning ascribed to it in Section 4(c).

          “Proceeding” shall have the meaning ascribed to it in Section 3(d)(iv)(A).

          “Prospectus” shall mean the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Rakoff Shares covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including, without limitation, post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

          “Rakoff Shares” shall have the meaning ascribed to it Section 4(a).

          “Rakoff Information” shall have the meaning ascribed to it in Section 4(i)(i) .

          “Registration Statement” shall have the meaning ascribed to it in Section 4(a).

          “Release” shall mean the release executed by Executive of even date herewith, in the form of Exhibit B.

          “Releasees” shall have the meaning ascribed to it in the Release.

          “Resignation Date” shall the meaning ascribed to it in Section 2(b).

          “Restrictive Covenants” shall the meaning ascribed to it in Section 6.

          “Rule 144” shall mean Rule 144 as currently promulgated by the SEC under the Securities Act and codified at 17 C.F.R. § 230.144 and any successor provision thereto.

          “SEC” shall the U.S. Securities and Exchange Commission.

          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          “Underwriter” shall have the meaning ascribed to it in Section 4(c).

          “Violation” shall have the meaning ascribed to it in Section 4(i)(i).

          2.       Resignation.

                    (a)     Executive hereby resigns from each of the following positions: (i) Co-Chief Executive Officer of the Company; (ii) Co-Chief Executive Officer of each of the Company Subsidiaries; and (iv) as a member of the Board of Directors of the Company and all Company Subsidiaries.

                    (b)     Executive’s resignation shall be effective on the eighth (8th) calendar day following Executive’s execution of this Agreement and the Release; provided, that Executive has not previously exercised his rights under Section 9(b) (the “Resignation Date”).

                    (c)     During the initial 6 months after Resignation Date, Executive shall provide reasonable assistance to the Company with regard to transition issues and make himself reasonably available during regular business hours to confer on Company business matters; provided, however, that (i) Executive shall not be required to assist or confer if and to the extent such activities interfere with his then current professional or business activities; (ii) Executive shall be reimbursed by the Company on an after-tax basis for all expenses actually incurred in any given month in connection with such activities for the Company; provided, however, that any expenses in an amount exceeding one-thousand ($1,000) dollars that are incurred, or reasonably estimated to be incurred, must be pre-approved by the Company; and (iii) except for payments under Section 4(h) of this Agreement, Executive’s inability or failure to assist or confer shall not be a defense to Company’s obligations under this Agreement.

                    (d)     Executive hereby agrees to execute and deliver any and all further documentation reasonably requested by the Company to evidence and effect the resignation contemplated by this Agreement.  Executive hereby further agrees that the Employment Agreement is hereby terminated as of the Resignation Date and from and after the Resignation Date, the Employment Agreement shall have no further force or effect.

          3.       Payments.

          In consideration for Executive entering into this Agreement, specifically including the Release, the Company agrees that the Company shall provide Executive with the following payments and benefits, all of which are expressly conditioned on Executive’s ongoing compliance with the Restrictive Covenants, which Restrictive Covenants are in turn expressly conditioned on the Company’s ongoing compliance with all of its obligations to Executive under this Agreement other than the provisions of Section 4 of this Agreement:

                    (a)     Cash Severance Payment.  The Company shall pay Executive the sum of three million, three-hundred thousand dollars ($3,300,000) in sixteen (16) equal quarterly cash installments of two-hundred and six thousand, two-hundred and fifty dollars ($206,250), beginning on January 1, 2007 and following thereafter on the first day of the month of each quarterly anniversary thereafter (April 1st, July 1st, October 1st and January 1st), continuing until October 1, 2010;  provided, however, that Executive has at all times remained in compliance with the Restrictive Covenants.  The timing of such cash severance payments shall be subject to delay to the extent necessary to avoid the imposition of any excise tax pursuant to Section 409A of the Code (such taxes referred to herein as “409A Excise Taxes”); provided, however, that if the commencement of severance payments is subject to a waiting period to avoid 409A Excise Taxes, the first installment payment following the waiting period will be increased to include any prior quarterly payments that were deferred as a result of such delay.

                    (b)     2006 Bonus.  Executive hereby waives any right, claim or entitlement to a bonus or annual incentive payment for the Company’s fiscal year ending December 31, 2006.

                    (c)     Welfare Benefits Continuation.  Executive and his family shall be entitled to continued participation in all medical, health and life insurance plans at the same benefit level at which Executive and his family were participating on the Resignation Date until the earlier of (A) the third anniversary of the Resignation Date, or (B) the date, or dates, Executive receives substantially similar coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis). Such coverage shall be determined as if Executive had continued to be an active employee of the Company, and the Company shall continue to pay the costs of such coverage under such plans on the same basis as is applicable to active employees covered thereunder.

                    (d)     Other Benefits.  Executive shall be entitled to receive such other benefits as follows:

                              (i)     Executive shall receive any and all benefits accrued under any deferred compensation or qualified or non-qualified pension plan in which he currently participates (other than any severance plan) in accordance with, and subject to, the terms thereof; provided that no such deferred compensation or non-qualified pension benefits shall be paid prior to the first date on which they would not be subject to 409A Excise Taxes.

                              (ii)     Executive shall be reimbursed by the Company in an amount not to exceed twenty-thousand ($20,000) dollars for professional fees and expenses, and such amount(s) distributed under this Section 3(d)(ii) shall be net of all amounts previously distributed by the Company under Section 6(d) of the Employment Agreement.  Beyond such amounts, Executive shall be solely liable for any and all costs and expenses relating to this Agreement and associated documents.

                              (iii)     Executive shall be paid any (A) base salary (at the rate of salary in effect immediately prior to the Resignation Date) to the extent earned but unpaid as of the Resignation Date, and (B) reasonable business and fringe benefit expenses incurred by him prior to the Resignation Date in accordance with Company policy in effect on the Resignation Date which have not yet been reimbursed. Such payments shall be made in accordance with the Company’s standard payroll and expense reimbursement practices.

                              (iv)     Indemnification.

                                         (A)     Company Indemnity.  The Company agrees that if Executive is at any time made a party, or is threatened to be made a party, to any third-party action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he was a director, officer or employee of the Company or was serving at the Company’s request as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, and including Proceedings arising from or relating to Executive’s resignation and his execution of this Agreement, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s bye-laws or resolutions of the Board of Directors or, if greater, by the laws of the State of New York against all cost, expense, liability and loss (including, without limitation, reasonable attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith.  The Company shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 30 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 3(d)(iv)(A) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, including, without limitation, pursuant to Section 4(i) of this Agreement, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

                                         (B)     No Presumption Regarding Standard of Conduct.  Neither the failure of the Company (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 3(d)(iv)(A) that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

                                         (C)     Liability Insurance.  The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent and for as long as the Company provides such coverage for its other executive officers.

          4.       Registration and Sale of Rakoff Shares.

                    (a)     Within twenty (20) Business Days after the Resignation Date, the Company shall file with the SEC a Securities Act registration statement on Form S-1 (“Registration Statement”) regarding registration of Executive’s current total of 1,924,690 shares (the “Rakoff Shares”).  The Company agrees to use its reasonable best efforts to make appropriate arrangements, including the preparation of a Prospectus containing required disclosures, to enable the Rakoff Shares (other than any of the Rakoff Shares that are subject to an over-allotment option agreed to by Executive) to be sold as promptly as reasonably practicable following effectiveness of the Registration Statement in a firm commitment underwritten offering (the “Offering”) by one or more investment banks (the “Underwriter”).  If the Registration Statement as initially filed does not provide for a firm commitment underwritten offering, the Registration Statement will describe the Executive’s plan of distribution relating to the Rakoff Shares.  If the Registration Statement as initially filed provides for the Offering but the Offering subsequently is terminated before it is consummated, or Executive otherwise advised the Company that he does not wish to proceed with the Offering, or the Offering is consummated for less than all of the Rakoff Shares (including any of the Rakoff Shares that are subject to such over-allotment option), the Company will, in accordance with Section 4(d) hereof, as soon as reasonably practicable, file a post-effective amendment to the Registration Statement to describe the plan of distribution relating to the sale of the remaining Rakoff Shares.

                    (b)     Not less than five (5) Business Days before filing the Registration Statement, the Company will furnish to Executive drafts of all documents proposed to be filed with the SEC in connection with Registration Statement (other than the documents to be incorporated by reference) and give reasonable consideration in good faith to any comments of the Executive.

                    (c)     The Company agrees to use its reasonable best efforts to (i) cause the Registration Statement to be ordered effective by the SEC as promptly as reasonably practicable and in any event within ninety (90) days of filing (the “Effective Date”), and (ii) maintain the effectiveness of the Registration Statement until the earlier of (A) the sale of all the Rakoff Shares or (B) a period of six (6) months from the Effective Date (the “Effectiveness Period”).  Following the Effective Date, the Company will use its reasonable best efforts to facilitate the completion of the Offering, and in connection with the Offering, the Company will, and cause its management to, provide the same kind of cooperation to the Underwriter, including execution of an underwriting agreement with customary representations and warranties, the provision of legal opinions of Company’s counsel, the provision of a “comfort letter” by the Company’s independent registered public accountants, and participation in “road shows” and similar events, as would be provided in an underwritten offering by the Company of its own securities.  Without limiting the foregoing, the Company shall:

                              (i)     (A)  prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to (x) keep such Registration Statement effective, subject to the provisions of Section 4(f) of this Agreement, as to the Rakoff Shares for the duration of Effectiveness Period; (B) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (C) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and, as promptly as reasonably practicable, provide the Executive true and complete copies of all correspondence from and to the SEC relating to such Registration Statement that pertains to Executive, but not any comments that would result in the disclosure to Executive of material and non-public information concerning the Company; and (D) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statement.

                              (ii)    notify Executive in writing no later than two (2) Business Days following the day (A)(x) when the SEC notifies the Company whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement (the Company shall provide to Executive true and complete copies thereof and all written responses thereto that pertain to the Executive or to the plan of distribution, but not information which the Company reasonably believes would constitute material and non-public information); and (y) with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information that pertains to the Executive or the plan of distribution; (C) on which the Company has knowledge of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceeding for that purpose; and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Rakoff Shares for sale in any jurisdiction, or on which the Company has knowledge the initiation or threatening of any Proceeding for such purpose.

                              (iii)   use its reasonable best efforts to avoid the issuance of, or, if issued, to obtain the withdrawal of (A) any order suspending the effectiveness of a Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

                              (iv)   furnish to the Executive, without charge, at least one conformed copy of the Registration Statement and any amendment thereto and such number of copies of the Prospectus, including any preliminary Prospectus, and any amendments or supplements thereto in conformity with the requirements of the Securities Act, and such other documents as Executive may reasonably request in order to facilitate the disposition of the Rakoff Shares;

                              (v)    use its reasonable best efforts to register and qualify the Rakoff Shares under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Executive; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                              (vi)   in connection with the Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the Underwriter;

                              (vii)    notify Executive at any time when a Prospectus relating to the offer and sale of any Rakoff Shares is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, whereupon Executive shall immediately cease any and all sales of Rakoff Shares pursuant to the Registration Statement or otherwise.  The Company will, as expeditiously as reasonably practicable, amend or supplement such Prospectus in order to cause such Prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and notify Executive that he may resume sales of the Rakoff Shares.  For the period of time that Executive is caused to cease the sale of Rakoff Shares pursuant to this Section 4(c)(vii), the Effectiveness Period shall be extended in accordance with Section 4(f) of this Agreement;

                              (viii)    cause all Rakoff Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

                               (ix)     (A)  furnish on the date, or dates, the Rakoff Shares are delivered to the Underwriter for sale in connection with the Offering, an opinion, of even date therewith, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the Underwriter and Executive and (B) furnish on the Effective Date, or such other date as is provided for by the terms of the underwriting agreement, a letter, of even date therewith (and updated as of the date or dates the Rakoff Shares are delivered to the Underwriter) relating to the Offering, from the registered independent certified public accountants of the Company, in form and substance as is customarily given by registered independent certified public accountants to underwriters in an underwritten public offering, addressed to the Underwriter and, to the extent such accountant customarily provides such a letter to selling stockholders, to the Executive.

                    (d)     For any of the Rakoff Shares not sold in the Offering, Executive shall have the continuing right to sell such shares pursuant to the Registration Statement in the public markets, through the same or another underwriter, through private sales or otherwise during the Effectiveness Period, at a sale price acceptable to Executive.  To provide for the continued registration of the offer and sale of the Rakoff Shares not sold in the Offering, the Company agrees to maintain for the Effectiveness Period, including any extensions of the Effectiveness Period under Section 4(f) of this Agreement, the effectiveness of the Registration Statement, and the Company shall as soon as reasonably practicable:

                              (i)     file one or more amendments or post-effective amendments, as applicable, to the Registration Statement to accommodate the plan of distribution relating to the sale of Rakoff Shares, along with such other changes as are required to comply in all material respects with the disclosure requirements under the Securities Act; or

                              (ii)    file one or more amendments or post-effective amendments, as applicable, converting the Registration Statement to a Securities Act shelf registration statement on Form S-3 and including the plan of distribution relating to the sale of Rakoff Shares, along with such other changes as are required to comply in all material respects with the disclosure requirements under the Securities Act, and use its reasonable best efforts to cause the Registration Statement, as so amended, to be ordered effective by the SEC as promptly as practicable after filing; or

                              (iii)    if permissible under applicable law, file one or more prospectus supplements including revisions to the plan of distribution to indicate the applicable distribution alternatives following completion of the Offering.

                    (e)     Blackout Period.  The Company may suspend the effectiveness of the Registration Statement on one occasion for a period of up to seventy five (75) days if there is a possible acquisition or business combination or other transaction, business development or event involving the Company that may require disclosure in the Registration Statement, or an amendment or post-effective amendment thereto, as the case may be, and the Company’s Board of Directors determines in the exercise of its reasonable judgment that such disclosure is not in the best interests of the Company and its shareholders or if any financial statements relating to an acquisition or business combination are required to be included in the Registration Statement, or an amendment or post-effective amendment thereto, as the case may be, and such financial statements are not available.  In such a case, the Company shall promptly notify the Executive in writing of the suspension of the Registration Statement’s effectiveness pursuant to this Section 4(e) and, as a consequence, his need to cease sales of Rakoff Shares pursuant to the Registration Statement, but such notice shall not disclose any material non-public information.  Upon the abandonment, consummation, termination or public disclosure of the possible acquisition or business combination or other transaction, business development or event, or the availability of the required financial statements with respect to an acquisition or business combination, the Company shall as soon as practicable comply with Section 4(c)(vii) and, in connection with the offering of Rakoff Shares other than in the Offering, Section 4(d) of this Agreement and promptly notify the Executive when sales of Rakoff Shares may be resumed.  For the period from Executive’s receipt of notice of his need to cease sales of Rakoff Shares pursuant to the Registration Statement until Executive’s receipt of notice that he may resume such sales, the Effectiveness Period shall be extended in accordance with Section 4(f) of this Agreement.

                    (f)     Extension of Effectiveness Period.  If the sale of Rakoff Shares may not be effected by reason of (i) the Company’s requirement to make such filings as contemplated in Section 4(c)(i) or Section 4(d) of this Agreement, (ii) the occurrences of any event that results in the cessation of the sale of Rakoff Shares under Section 4(c)(vii) of this Agreement, or (iii) the Company exercises its rights under Section 4(e) of this Agreement, the Company shall extend the Effectiveness Period by the number of days that Executive was prevented from selling Rakoff Shares as a result thereof

                    (g)     Executive’s Right to Delay or Cancel Sale.  The Company and Executive agree that the decision to enter into any underwriting agreement or contract for sale of the Rakoff Shares shall be in sole the discretion of the Executive.

                    (h)     Right to Additional Payment.  Executive shall be entitled to receive an additional payment equal to one hundred sixty two thousand dollars ($162,000) on or before January 15, 2007 (the “Additional Payment”).  The parties acknowledge that the Additional Payment is distinct from the severance payment set forth in Section 3(a) of this Agreement, that it is not a benefit which was contemplated or required by the Employment Agreement, and that it is a separately negotiated item being paid in connection with Executive’s agreement concerning registration rights with respect to the Rakoff Shares.

                    (i)     Indemnification for Sale of Rakoff Shares.

                              (i)     To the extent permitted by law, the Company will indemnify and hold harmless Executive against any losses, claims, damages, or liabilities (joint or several) or actions in respect thereof to which Executive may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”) by the Company:  (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, any issuer free writing prospectus (as defined in Rule 433 under the Securities Act) relating to the Rakoff Shares, any “issuer information” filed or required to be filed by the Company pursuant to Rule 433 under the Securities Act, or any preliminary prospectus together with any combination of issuer free writing prospectuses and such “issuer information,” or any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Rakoff Shares, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (C) in whole or in part upon any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law in connection with an Offering covered by the Registration Statement, and the Company will promptly reimburse Executive for any legal or other expenses reasonably incurred by him in connection with investigating or defending against any such losses, claims, damages, liabilities or action; provided, however, that the indemnity agreement contained in this Section 4(i)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it is based directly upon a Violation which occurs solely in reliance upon and in conformity with information (“Rakoff Information”) in each case furnished to the Company by Executive specifically for use in the Registration Statement regarding (x) Executive, the sale of the Rakoff Shares and any other information contained in the Registration Statement relating to Executive that, in each case, as between the Company and Executive, is solely within Executive’s actual knowledge, (y) Executive’s beneficial ownership of the Rakoff Shares, and (z) to the extent the Registration Statement addresses a plan of distribution for the Rakoff Shares other than the plan of distribution relating to the Offering, such plan of distribution.

                              (ii)    To the extent permitted by law, Executive will indemnify and hold harmless the Company, each of its directors and each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the Securities Act, and the Underwriter, against any losses, claims, damages, or liabilities (joint or several), or actions in respect thereof, to which the Company or any such director, officer, or Underwriter may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with Rakoff Information, and Executive shall promptly reimburse such persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such losses, claims, damages, liabilities or action; provided, however, that the indemnity agreement contained in this Section 4(i)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Executive; provided, further, that in no event shall the indemnity by Executive under this Section 4(i)(ii) exceed the net proceeds from the sale of Rakoff Shares received by Executive in the offering that is the subject of the Violation, less any damages Executive has otherwise been required to pay by reason of the Violation relating to such offering.

                              (iii)    Promptly after receipt by an indemnified party under Section 4(i)(i) or Section 4(i)(ii) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 4(i)(i) or Section 4(i)(ii), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel of its choice; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if in the reasonable judgment of the indemnified party representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 4(i) if, and solely to the extent that, such failure materially prejudices the ability of the indemnifying party to defend such action; provided that the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4(i).

                              (iv)    If the indemnification provided for in Section 4(i) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined with respect to the offering that is the subject of the Violation by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  In no event shall any contribution by Executive under this Section 4(f)(iv) with respect to the offering that is the subject of the Violation exceed the net proceeds from the sale of Rakoff Shares in such offering received by Executive, less any amounts Executive otherwise has been required to pay by reason of the Violation with respect to such offering.

                              (v)     The obligations of the Company and Executive under Section 4(i) shall survive completion of any offering of Rakoff Shares under the Registration Statement and the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                    (j)     Reports Under the Exchange Act.  With a view to making available to Executive the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit Executive to sell securities of the Company to the public without registration or pursuant to a registration statement on Form S-3, to the extent necessary for Rakoff Shares not sold in the Offering, the Company agrees to use its reasonable best efforts to:

                              (i)     file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

                              (ii)    furnish to Executive upon his request, so long as the Executive owns the Rakoff Shares, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the most recent annual or quarterly report of the Company, and (C) such other information as may be reasonably requested to avail Executive of any rule or regulation of the SEC that permits the selling of any such securities without registration under the Securities Act.

          5.     Underwriting/Offering Fees.

                    (a)     Executive shall be responsible for all Underwriter discounts, fees or commissions or brokers’ fees or commissions relating to the sale of the Rakoff Shares.  The Underwriting discounts, fees or commissions will be paid as a deduction from the net sale proceeds payable to Executive from the sale of the Rakoff Shares.

                    (b)     The Company will pay all other expenses relating to the Registration Statement and the Offering and the satisfaction of its obligations under Section 4 of this Agreement.

          6.     Disclosure; Restrictive Covenants Against Competition and Solicitation.

          Executive and Company hereby acknowledge and agree that for a period of forty-eight (48) months beginning on the Resignation Date (“Covenant Term”), or as otherwise specified in this Agreement, Executive and Company shall continue to be bound by the following restrictive covenants and other provisions (collectively referred to as the “Restrictive Covenants”), with Executive’s obligations expressly conditioned on Company’s compliance with its obligations under this Agreement other than the provisions of Section 4 of this Agreement:

                    (a)     Confidentiality.

                              (i)     During the Covenant Term and at all times thereafter, Executive shall not disclose to anyone or make use of any Confidential Information, except when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company and the Company Subsidiaries or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.

                              (ii)    For purposes of this Agreement, “Confidential Information” shall mean all information concerning the business of the Company, the Company Subsidiaries and their respective affiliates relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s business or industry properly acquired by Executive in the course of his career as an executive in the Company’s industry and independent of Executive’s employment by the Company that is not proprietary information of the Company or the Company Subsidiaries or their respective affiliates.  For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be known or available to the public.

                    (b)     Litigation Cooperation.  During the Covenant Term and at all times thereafter, Executive agrees to cooperate reasonably with the Company, Company Subsidiaries and their respective affiliates by making himself reasonably available to testify on behalf of the Company, Company Subsidiaries and their respective affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, Company Subsidiaries and their respective affiliates, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board of Directors or its representatives or counsel, or representatives or counsel to the Company, Company Subsidiaries and their respective affiliates, as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

                    (c)     Non-Disparagement.  During the Covenant Term and at all times thereafter, Executive agrees that he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company, Company Subsidiaries or their respective affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Covenant Term and all times thereafter, the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive, his business or reputation. However, nothing in this Agreement shall preclude either of Executive or the Company from making truthful statements or disclosures required by applicable law, regulation or legal process.  The Company agrees that if Executive is in breach of this Section 6(c), the breach shall not be a defense to, or relieve the Company of, any of the Company’s obligations under this Agreement, notwithstanding anything to the contrary in Section 7(a)(i)(A) of this Agreement.

                    (d)     Non-competition.

                              (i)     During the Covenant Term, Executive shall not engage in Competition with the Company or any of the Company Subsidiaries or their respective affiliates.

                              (ii)    “Competition” shall mean engaging in any activity for a Competitor of the Company, the Company Subsidiaries or their respective affiliates, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise.

                              (iii)    “Competitor” shall mean any corporation, limited liability company, partnership, limited partnership, sole proprietorship, joint venture or any other entity which competes with the business conducted by the Company, any of the Company Subsidiaries or any of their respective affiliates, as determined on the Resignation Date.

                    (e)     Non-solicitation.

                              (i)     During the Covenant Term, Executive shall not induce employees of the Company or any of the Company Subsidiaries or their respective affiliates to terminate their employment, nor shall Executive solicit or encourage any customers of the Company, the Company’s Subsidiaries or their respective affiliates, or any corporation, limited liability company, partnership, limited partnership, sole proprietorship, joint venture or any other entity in a joint venture relationship (directly or indirectly) with the Company, the Company’s Subsidiaries or their respective affiliates, to terminate or diminish their relationship with the Company or to violate any agreement with any of them.

                              (ii)    During the Covenant Term, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company, the Company’s Subsidiaries or their respective affiliates, or any person who was employed by the Company, the Company’s Subsidiaries or their respective affiliates, within 180 days of such hiring; provided, however, that the Company agrees that Section 6(e)(i) and Section (6)(e)(ii) of this Agreement shall not apply solely to Executive’s hiring of his current administrative assistant.

          7.       Right to Withhold or Cancel Payments; No Mitigation.

                    (a)     If, after written notice and provided such breach is not cured within seven (7) days of the receipt of the written notice, and to the extent the breach is curable, Executive breaches any of the Restrictive Covenants, the Company, or Company Subsidiaries and their respective affiliates, shall have the right to (i) immediately be relieved of any further obligation to (A) make any additional payments to Executive pursuant to Section 3 of this Agreement and (B) maintain the effectiveness of any Registration Statement pursuant to Section 4 of this Agreement, and (ii) seek injunctive relief and/or damages for such breach.  Executive acknowledges that a breach of the Restrictive Covenants would cause irreparable injury and that money damages would not provide an adequate remedy for the Company and that the Company shall be entitled to injunctive relief or other equitable relief without posting any bond; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of the Restrictive Covenants has occurred.  The Company’s remedies under this Section 7(a), or as provided by law, shall be cumulative and not exclusive of one another.

                    (b)     If, after written notice and provided such breach is not cured within seven (7) days of the receipt of the written notice, and to the extent the breach is curable, the Company breaches any of its obligations under this Agreement, Executive shall have the right, in addition to any other remedies legally available, to (i) be relieved of any further obligation to Company under the Restrictive Covenants, and (ii) seek injunctive relief and/or an order of specific performance.

                    (c)     No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer or from any other source. Executive shall have no duty to mitigate his damages by seeking other employment.

          8.     Announcements.

          The Company and Executive will agree on the wording of all written internal and external announcements regarding Executive’s resignation from the Company, except that this Section 8 shall not apply to any and all documents covered by Section 4 of this Agreement.  The Company further agrees that oral communications made by a Company spokesperson acting in his official capacity and on behalf of the Company shall conform in material respects with any previously agreed upon internal or external announcement regarding Executive’s resignation from the Company.

          9.     Binding Effect; Revocation; Modification.

                    (a)     The Company and Executive hereby understand and agree that:

                              (i)     this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions relating to Executive’s resignation;

                              (ii)    except as otherwise specifically provided herein, this Agreement supersedes all prior agreements and understandings, whether oral or written, between Executive and the Releasees relating to Executive’s employment, Resignation Date, or severance, including but not limited to the Employment Agreement;

                              (iii)    no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein; and

                              (iv)    the consideration provided to Executive in exchange for the Release exceeds that to which he is otherwise entitled to, and that this Agreement is fully understood by the parties.

                    (b)     Executive further represents that Executive has had the opportunity and time to consult with legal counsel and other personal or financial advisors of his own choosing concerning the provisions of this Agreement and the Release and that Executive has been given twenty-one (21) days within which to execute this Agreement and the Release and seven (7) days following that execution to revoke the Release. To be effective, any such revocation must be in writing and actually delivered in accordance with Section 11(g) no later than the close of business on the 7th day following Executive’s execution of this Agreement and the Release.  If Executive revokes the Release, then this Agreement, the Release and the resignation contemplated hereunder shall be null and void.  No obligation upon the Company set forth herein shall be effective, and no payment or other benefit shall be required to be made or provided to Executive hereunder, any earlier than the 8th day following Executive’s execution of the Release. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by both parties.

          10.     Withholding.

          The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

          11.     Miscellaneous.

                    (a)     Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred to any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).  The Company will require in a writing delivered to Executive that any such purchaser, successor or assignee (and any parent entity of any such purchaser, successor or assignee) expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits.

                    (b)     Representation.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

                    (c)     Entire Agreement.  This Agreement contains the entire understanding and agreement between the Company and Executive concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and Executive with respect thereto.

                    (d)     Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Executive shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either the Company or the Executive of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized director or officer of the Company, as the case may be.

                    (e)     Survivorship.  The respective rights and obligations of the Company and the Executive shall survive to the extent necessary to the intended preservation of such rights and obligations.

                    (f)     Beneficiaries/References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                    (g)     Notices.  Any notice given to the Company or the Executive shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to CRM:	CRM Holdings, Ltd.
Skandia International House
16 Church Street
Hamilton HM HX, Bermuda
Attn: Daniel G. Hickey, Jr., Co-Chief Executive Officer
Facsimile No.: (441) 296-3829
e-mail: dhickeyjr@trustcrm.com

If to Executive:	Mr. Martin Rakoff
7030 Route 9
Rhinebeck, NY 12572

With copies to:	Louis Viglotti, Esq.
General Counsel
Compensation Risk Managers, LLC
112 Delafield Street
Poughkeepsie, New York 12601
Facsimile No.: 845-473-6154
e-mail: lviglotti@trustcrm.com

- and –

Peter J. Weidman, Esq.
The Law Office of Peter J. Weidman
600 West Germantown Pike, Suite 400
Plymouth Meeting, PA 19462
Facsimile No.: 610-940-1685
e-mail: pweidman@weidmanlaw.com

                    (h)     Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          12.     Governing Law/Jurisdiction.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.  The Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York venued in and for the County of Dutchess.  The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

          13.     Drafting.

          This Agreement represents the joint efforts of the parties involved and should not be construed as having been drafted by either party for purposes of resolving ambiguities in the language contained herein.

          14.     Counterparts.

          This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of page intentionally left blank;
Signatures are on next succeeding page]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CRM HOLDINGS, LTD

By:	/s/ Daniel G. Hickey, Jr.

Daniel G. Hickey, Jr.
Its:	Co-Chief Executive Officer

/s/ Martin D. Rakoff

Martin D. Rakoff

EXHIBIT A

Rakoff Employment Agreement

EXHIBIT B

RELEASE

          As a material inducement to CRM Holdings, Ltd., a Bermuda company (together with its subsidiaries from time to time and its successors and assigns, the “Company”), to enter into the annexed Separation Agreement with Martin D. Rakoff (the “Executive”) executed of even date herewith (“the Agreement”), and for and in consideration of the payments and other benefits provided therein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its subsidiaries and affiliates, and their respective successors, assigns, agents, directors, officers, executives, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, demands, liabilities, obligations, promises, agreements, actions, causes of action, at law, in equity, or otherwise, costs, damages, expenses (including attorneys’ fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, contingent or otherwise, known or unknown, which Executive has or claims to have arising out of facts or circumstances which have occurred or existed prior to, or which are occurring and do exist as of, the date of Executive’s execution of the Agreement against each or any of the Releasees. This release (“Release”) pertains to but is in no way limited to all matters relating to or arising out of Executive’s employment and the cessation of his employment with the Company and all claims for severance benefits or other payments which are not express obligations of the Company under the Agreement. This Release further pertains to, but is in no way limited to, rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, the Family Medical Leave Act, and all other federal, state, local or municipal fair employment and discrimination laws, and all claims under common law, whether based in tort or contract, law or equity.

          Notwithstanding anything herein to the contrary, this Release does not apply to: (i) claims that arise after the execution of this Release; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangements maintained by the Company or under COBRA; (iii) worker’s compensation claims and any other claims that cannot be waived by law; or (iv) Executive’s rights to enforce the Agreement, the underwriting agreement, or any other document executed in connection with Executive’s resignation.

          This Release is not intended to and does not interfere with the Equal Employment Opportunity Commission’s right to enforce anti-discrimination laws or to seek relief that will benefit the public and any victim of unlawful employment practices who have not waived their claims.  Therefore, by signing this Release, Executive waives any right to personally recover against the Company, but Executive is not prevented from filing a charge with, or testifying, assisting, or participating in any proceeding brought by the EEOC, concerning an alleged discriminatory practice of the Company.

          IN WITNESS WHEREOF, I have executed this Release this 19th day of December, 2006.

/s/ Martin Rakoff

Martin Rakoff, an individual